Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of DZS Inc. (the Company) on Forms S-8 (File Nos. 333-263395, 333-254218, 333-246295, 333-230236, 333-228276, 333-221568, 333-202580, 333-194334, 333-180148, 333-172876, 333-165510, 333-158009, 333-155321, 333-149598, 333-141153, 333-132336, and 333-123369) of our report dated August 13, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023.

/s/ BDO USA, P.C.

Dallas, Texas

August 13, 2024